Exhibit 99

NEWS RELEASE

6113 Lemmon, Dallas, Texas 75209 Tel 214.956.4511 • Fax 214.956.4446
	Contact:	David Tehle Executive Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

HAGGAR NET SALES INCREASED BY 5.1%

FOR THE SIX MONTHS ENDING MARCH 31, 2003

                DALLAS, TX (April 29, 2003) — Haggar Corp. (NASDAQ-HGGR) announced a 5.1% increase in net sales for the six months ended March 31, 2003.

For the second quarter of fiscal 2003, Haggar reported net sales of $135,487,000 and net income of $1,831,000, or $0.29 on an earnings per diluted share basis.  This compares to the second quarter of fiscal 2002, in which the Company reported $138,059,000 in net sales and net income of $3,938,000, or net income of $0.62 on a per diluted share basis.

During the second quarter of fiscal 2003, the Company incurred costs of approximately $900,000 ($527,000 net of tax) on proxy-related expenses and approximately $525,000 ($307,000 net of tax) for a legal settlement in conjunction with a lease dispute.  In addition, the Company recorded a gain of $324,000 ($190,000 net of tax) during the quarter related to the sale of its Edinburg, Texas property.  The net impact to net income of these items was $(644,000) or $(0.10) on an earnings per diluted share basis during the quarter.  In the second quarter of fiscal 2002, the Company recorded a net $1,157,000 ($707,000 net of tax) increase to income relating to a $1.0 million charge for the closure of the Weslaco, Texas cutting operations and a $2,157,000 reversal to income for the revised estimate of the fair value of the Company’s Edinburg, Texas facility that was written off in a previous period. The net impact to net income in the second quarter of fiscal 2002 was $707,000 or $0.11 on an earnings per diluted share basis.

For the six months ended March 31, 2003, Haggar reported net sales of $249,394,000 and net loss of $(174,000) or $(0.03) on an earnings per share basis.  This compares to the first six months of fiscal 2002, in which the Company reported $237,390,000 in net sales and net income of $4,009,000, or $0.63 on a per diluted share basis, before giving effect to the cumulative impact of a change in accounting principle for goodwill.  After giving effect to the cumulative effect of the accounting change, net income for the six months ended March 31, 2003 was $(11,569,000) or $(1.81) on an earnings per share basis.  In addition to the items noted above, the Company also increased its strategic media advertising spending $3,000,000 ($1,755,000 net of tax) during the first six months of fiscal 2003 as compared to the first six months of fiscal 2002 resulting in a $0.28 decrease to earnings per diluted share for the six months ended March 31, 2003.

J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer, stated, “We are excited about our strong sales performance and the success of our Haggar® comfort fit waist pants.  However, we continue to struggle with reduced margins, which are attributable to pricing pressures in the retail marketplace.”

Frank Bracken, President and Chief Operating Officer, noted “We are very pleased with the performance of most of the core segments of the business.  Our Haggar® brand, the Claiborne® brand and our Horizon Group (private label) all exceeded last year’s sales for the six months YTD.  Additionally, we have signed a license with Kenneth Cole Productions (LLC), Inc. for classification pants that we believe will more than equal the volume of the DKNY® business.  On the womenswear side, we have launched Haggar® comfort fit pants for women with strong retail success.  We see this as a key to the future of our women’s strategy.”

David Tehle, Executive Vice President and Chief Financial Officer, noted, “the Company reduced its debt by $24.7 million to $36.3 million as of the end of the second quarter of fiscal 2003, as compared to $61.0 million in debt as of the end of the second quarter of fiscal 2002, due to the Company’s strong sales performance, improved collections, and advances in the management of the supply chain.”

The Haggar Board of Directors continued the $0.05 per share quarterly dividend.  The dividend will be payable on May 26, 2003 to shareholders of record as of May 12, 2003.

The Company will file a Form 8-K with the Securities and Exchange Commission today with its updated financial projections for fiscal 2003.  The third quarter of fiscal 2003 has an earnings per diluted share forecast of $0.35 to $0.40.  Total year projections for fiscal 2003 on an earnings per diluted share basis are $0.84 to $0.96.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX.  Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia.  Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments.  For more information visit the Haggar website at www.haggarcorp.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.

HAGGAR CORP.

Condensed Consolidated	Three Months Ended March 31,		Six Months Ended March 31,
Statements of Operations	2003	2002	2003	2002
	(In thousands, except per share amounts)
Net sales	$135,487	$138,059	$249,394	$237,390
Cost of sales	100,638	102,841	185,921	173,784
Reorganization costs	—	(1,157)		(1,157)
Gross profit	34,849	36,375	63,473	64,763
Selling, general and administrative expenses	(32,012)	(29,183)	(63,543)	(56,892)
Royalty income	300	332	675	728
Other income (expense)	533	11	480	59
Interest expense	(648)	(1,095)	(1,383)	(2,106)
Net income (loss) before provision (benefit) for income taxes and cumulative effect of accounting change	3,022	6,440	(298)	6,552
Provision (benefit) for income taxes	1,191	2,502	(124)	2,543
Income (loss) before cumulative effect of accounting change	1,831	3,938	(174)	4,009
Cumulative effect of accounting change	—	—	—	(15,578)
Net income (loss)	$1,831	$3,938	$(174)	$(11,569)
Income (loss) per common share before cumulative effect of accounting change — Basic/Diluted	$0.29	$0.62	$(0.03)	$0.63
Cumulative effect of accounting change per common share — Basic/Diluted	—	—	—	(2.44)
Net income (loss) per common share — Basic/Diluted	$0.29	$0.62	$(0.03)	$(1.81)
Weighted average shares outstanding
— Basic	6,418	6,356	6,418	6,368
— Diluted	6,430	6,391	6,418	6,368

Condensed Consolidated
Balance Sheet	March 31, 2003	Sept. 30, 2002
	(In thousands)
Assets
Cash and cash equivalents	$6,150	$4,124
Accounts receivable, net	68,161	64,284
Inventories	98,173	100,996
Property held for sale	—	2,157
Deferred tax benefit	11,410	12,087
Other current assets	4,439	2,766
Total current assets	188,333	186,414
Property, plant and equipment, net	42,521	46,195
Goodwill	9,472	9,472
Other assets	7,949	7,896
Total Assets	$248,275	$249,977
Liabilities and Stockholders’ Equity
Accounts payable	$27,654	$30,542
Accrued liabilities	27,249	35,669
Other current liabilities	4,916	6,713
Current portion of long-term debt	3,671	3,742
Total current liabilities	63,490	76,666
Other non-current liabilities	9,224	8,247
Long term debt	32,671	21,343
Stockholders’ equity	142,890	143,721

Total Liabilities and Stockholders’ Equity	$248,275	$249,977